EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS
                                 ___________


      We consent to the inclusion of our report dated November 3, 1995, except as to the stock split noted in note 2, which is as of March 18, 1996, and to note 15, which is as of July 3, 1996, with respect to the consolidated balance sheets of Harris Computer
      Systems Corporation and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year ended September 30, 1995 and the three months ended September 30, 1994, which appears in the Form 8-K of Concurrent Computer Corporation dated July 12, 1996.

                                         /s/ KPMG PEAT MARWICK L.L.P.

      Miami, Florida
      July 12, 1996